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                                                                    EXHIBIT 99.8

                              I2 TECHNOLOGIES, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                            ASPECT DEVELOPMENT, INC.

                       1997 NONSTATUTORY STOCK OPTION PLAN
                             1992 STOCK OPTION PLAN
                    1996 OUTSIDE DIRECTORS STOCK OPTION PLAN
         TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC. 1997 STOCK PLAN
                       CADIS, INC. 1991 STOCK OPTION PLAN



OPTIONEE: ((First_Name))((Last_Name)),

                  STOCK OPTION ASSUMPTION AGREEMENT effective as of the 9th day of June, 2000.

                  WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Aspect Development, Inc., a Delaware corporation ("Aspect"), which were granted to Optionee under one or more of the following stock option plans (the "Plans"): the Aspect Development, Inc. 1997 Nonstatutory Stock Option Plan, the Aspect Development, Inc. 1992 Stock Option Plan, the Aspect Development, Inc. 1996 Outside Directors Stock Option Plan, the Transition Analysis Component Technology, Inc. 1997 Stock Plan or the Cadis, Inc. 1991 Stock Option Plan.

                  WHEREAS, each of those options is evidenced by a Stock Option Agreement (the "Option Agreement") issued to Optionee under the applicable Plan.

                  WHEREAS, effective as of June 9, 2000 (the "Effective Time") Aspect has been acquired by i2 Technologies, Inc., a Delaware corporation ("i2") through the merger of Aspect with and into i2 (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between i2 and Aspect, dated March 12, 2000 (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require the obligations of Aspect under each outstanding option under the Plans to be assumed by i2 at the consummation of the Merger and the holder of each outstanding option to be issued an agreement evidencing the assumption of such option.

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is .55 of a share of i2 common stock ("i2 Stock") for each outstanding share of Aspect common stock ("Aspect Stock").

                  WHEREAS, the purpose of this Agreement is to evidence the assumption by i2 of the outstanding options held by Optionee at the Effective Time and to reflect certain adjustments to those options which have become necessary in connection with their assumption by i2 in the Merger.


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                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Aspect Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Aspect Options") and the exercise price payable per share are set forth on the attached option summaries. i2 hereby assumes, as of the Effective Time, all the duties and obligations of Aspect under each of the Aspect Options. In connection with such assumption, the number of shares of i2 Stock purchasable under each Aspect Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of i2 Stock subject to each Aspect Option hereby assumed shall be as specified for that option on the attached option summaries, and the adjusted exercise price payable per share of i2 Stock under the assumed Aspect Option shall also be as indicated for that option on the attached option summaries.

                  2. The intent of the foregoing adjustments to each assumed Aspect Option is to assure that the spread between the aggregate fair market value of the shares of i2 Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will not, immediately after the consummation of the Merger, be greater than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Aspect Stock subject to the Aspect Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Aspect Option immediately prior to the Merger.

                  3. Each Aspect Option shall continue to have a maximum term of ten (10) years from the date of grant, subject to earlier termination (as provided in the applicable Option Agreement) following Optionee's cessation of service or employment.

                  4. The following provisions shall govern each Aspect Option hereby assumed by i2:

                           (a) Unless the context otherwise requires, all
                  references in each Option Agreement and the applicable Plan (to the extent incorporated into such Option Agreement) shall be adjusted as follows: (i) all references to the "Company" shall mean i2, (ii) all references to "Stock," "Common Stock" or "Shares" shall mean shares of i2 Stock, (iii) all references to the "Board" shall mean the Board of Directors of i2 and (iv) all references to the "Committee" or "Plan Administration" shall mean the Compensation Committee of the i2 Board of Directors.

                           (b) Except as modified by this Agreement, the grant
                  date and the expiration date of each assumed Aspect Option and all other provisions which govern either the exercise or the termination of the assumed Aspect Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the applicable Plan and the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase i2 Stock under the assumed Aspect Option.


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                           (c) Each Aspect Option assumed by i2 which was
                  originally designated as an Incentive Stock Option shall remain Incentive Stock Option to the maximum extent allowed by law.

                           (d) Each Aspect Option hereby assumed by i2 shall
                  continue to vest and become exercisable in accordance with the same installment vesting schedule in effect for that option under the applicable Option Agreement immediately prior to the Effective Time.

                           (e) For purposes of applying any and all provisions
                  of the Option Agreement and the applicable Plan relating to Optionee's status as an employee or a consultant of Aspect, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to i2 or any present or future majority-owned i2 subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Aspect Options upon Optionee's cessation of service as an employee or a consultant of Aspect shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with i2 and its subsidiaries, and each assumed Aspect Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employee or consultant status.

                           (f) The adjusted exercise price payable for the i2
                  Stock subject to each assumed Aspect Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of i2 Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Aspect Stock prior to the Merger shall be taken into account.

                           (g) In order to exercise each assumed Aspect Option,
                  Optionee must deliver to i2 a written notice of exercise in which the number of shares of i2 Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Stock and should be delivered to i2 at the following address:

                           1395 Charleston Road
                           Mountain View, CA 94303
                           Attention:  Stock Administration

                  5. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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                  IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this
Stock Option Assumption Agreement to be executed on its behalf by its duly authorized officer as of the 9th day of June, 2000.




                                         I2 TECHNOLOGIES, INC.


                                         By:
                                             -----------------------------------

                                             -------------------------


                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Aspect Options hereby assumed by i2 are as set forth in the Option Agreement, the applicable Plans and such Stock Option Assumption Agreement.



                                         ((FIRST_NAME)) ((LAST_NAME)), OPTIONEE



DATED:                    , 2000
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